                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                          PAGE
                                                                          ----

Independent Auditors' Report                                               F-2

Consolidated Financial Statements:

         Consolidated Balance Sheet                                        F-3

         Consolidated Statements of Operations                             F-5

         Consolidated Statement of Changes in Stockholders' Equity         F-6

         Consolidated Statements of Cash Flows                             F-8

Notes to Consolidated Financial Statements                                 F-9

                          [A.J. ROBBINS, PC LETTERHEAD]



                          INDEPENDENT AUDITORS' REPORT




The Stockholders and Board of Directors
Vista Technologies, Inc. and Subsidiaries
New York, New York

We have audited the accompanying consolidated balance sheet of Vista Technologies, Inc. and subsidiaries as of March 31, 1995, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year ended March 31, 1995, the three months ended March 31, 1994 and the year ended December 31, 1993. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Vista Technologies, Inc. and subsidiaries as of March 31, 1995 and the results of its operations and its cash flows for the year ended March 31, 1995, the three months ended March 31, 1994 and the year ended December 31, 1993, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1(B) of the consolidated financial statements, the Company has incurred significant operating losses from inception totaling $11,432,110, has substantial commitments and contingencies relating to the rescission of an uncompleted acquisition, recognized a permanent impairment of goodwill incurred in the acquisitions of subsidiaries in the amount of $3,825,990 and the Company is a party in a lawsuit more fully discussed at Note 11. These conditions raise substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Note 1(B).
The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.




                                          /s/ A.J. ROBBINS, PC
                                        --------------------------
                                              A.J. ROBBINS, PC




Denver, Colorado
May 24, 1995
(Except for Note 20 as to which
the date is December 16, 1995)

                    VISTA TECHNOLOGIES, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 1995

                                     ASSETS

  CURRENT ASSETS:
       Cash                                                             $  649,708
       Trading securities                                                  403,126
       Accounts receivable:
           Trade                                                            70,841
           VAT                                                             140,576
           Related party                                                    99,293
       Prepaid expenses                                                     70,357
       Other                                                                13,338
                                                                        ----------

           Total Current Assets                                          1,447,239

  INVESTMENT SECURITIES, held to maturity (fair value of $146,613)         145,215

  PROPERTY AND EQUIPMENT, at cost, net                                   1,472,606

  OTHER ASSETS                                                             182,077
                                                                        ----------

                                                                        $3,247,137
                                                                        ==========



           SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    VISTA TECHNOLOGIES, INC. AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEET (CONTINUED)
                                 MARCH 31, 1995

                      LIABILITIES AND STOCKHOLDERS' EQUITY

  CURRENT LIABILITIES:
       Bank overdraft protection                                           $     86,913
       Accounts payable, trade                                                  447,341
       Accounts payable, officers                                               129,051
       Accrued payroll and payroll taxes                                        178,063
       Notes payable                                                            175,000
       Current portion of long-term debt                                        172,504
                                                                           ------------

           Total Current Liabilities                                          1,188,872

  LONG-TERM DEBT                                                                535,584

  MINORITY INTEREST                                                             663,320
                                                                           ------------

           Total Liabilities                                                  2,387,776
                                                                           ------------

  COMMITMENTS AND CONTINGENCIES:

  REDEEMABLE COMMON STOCK:
       $.005 par value, 25,640 shares
        authorized, issued and outstanding                                          128
       Additional paid-in capital                                               277,649
                                                                           ------------

           Total Redeemable Common Stock                                        277,777
                                                                           ------------

  STOCKHOLDERS' EQUITY:
       Preferred stock, 15,000,000 shares $.001 par value authorized;
         none issued                                                               --
       Common stock, 15,000,000 shares $.005 par value authorized;
        1,408,710 shares issued and outstanding                                   7,044
       Additional paid-in capital                                            11,774,285
       Accumulated (deficit)                                                (11,432,110)
       Foreign currency adjustment                                              232,365
                                                                           ------------

           Total Stockholders' Equity                                           581,584
                                                                           ------------

                                                                           $  3,247,137
                                                                           ============


           SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    VISTA TECHNOLOGIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                             FOR THE
                                                            FOR THE        THREE MONTHS      FOR THE
                                                          YEAR ENDED           ENDED        YEAR ENDED
                                                           MARCH 31,         MARCH 31,     DECEMBER 31,
                                                             1995              1994           1993
                                                         ------------       ---------       ---------

  REVENUES                                               $  1,209,673       $    --         $    --
                                                         ------------       ---------       ---------

  COSTS AND EXPENSES:
       General and administrative                           2,773,390           7,189           3,067
       Depreciation and amortization                          580,870              25             112
                                                         ------------       ---------       ---------

           Total Costs and Expenses                         3,354,260           7,214           3,179
                                                         ------------       ---------       ---------

  OTHER (INCOME) EXPENSE:
       Foreign currency exchange loss                          28,887            --              --
       Unrealized gains on trading securities                (116,707)           --              --
       Realized gains on trading securities                  (129,621)           --              --
       Legal settlement                                       186,055            --              --
       Impairment of goodwill                               3,825,990            --              --
       Write off of note receivable, stockholder              125,000            --              --
       Interest                                                 9,781            --              --
       Loss on sale of equipment                                1,053            --              --
       Other                                                  (75,758)           --              --
                                                         ------------       ---------       ---------

           Net Other (Income) Expense                       3,854,680            --              --
                                                         ------------       ---------       ---------

  (LOSS) FROM OPERATIONS                                   (5,999,267)         (7,214)         (3,179)

  EQUITY INVESTEES INCOME                                      28,132            --              --
                                                         ------------       ---------       ---------

  (LOSS) BEFORE PROVISION FOR INCOME
    TAXES, MINORITY INTEREST LOSSES AND
       EXTRAORDINARY (LOSS)                                (5,971,135)         (7,214)         (3,179)
  PROVISION FOR INCOME TAXES                                     --               729             729
                                                         ------------       ---------       ---------

  (LOSS) BEFORE MINORITY INTEREST LOSSES
       AND EXTRAORDINARY (LOSS)                            (5,971,135)         (7,943)         (3,908)

  MINORITY INTEREST LOSSES                                    193,842            --              --
                                                         ------------       ---------       ---------

  NET (LOSS) BEFORE EXTRAORDINARY (LOSS)                   (5,777,293)         (7,943)         (3,908)

  EXTRAORDINARY (LOSS) FROM ADVANCED FUNDS
    FOR INCOMPLETE ACQUISITION                             (5,642,887)           --              --
                                                         ------------       ---------       ---------

  NET (LOSS)                                             $(11,420,180)      $  (7,943)      $  (3,908)
                                                         ============       =========       =========

  (LOSS) PER COMMON SHARE:
     Before extraordinary (loss)                         $      (4.88)      $    (.05)      $    (.03)
     Extraordinary (loss)                                       (4.76)           --              --
                                                         ------------       ---------       ---------

  NET (LOSS) PER COMMON SHARE                            $      (9.64)      $    (.05)      $    (.03)
                                                         ============       =========       =========


  WEIGHTED AVERAGE NUMBER OF COMMON
       SHARES OUTSTANDING                                   1,184,976         144,501         133,467
                                                         ============       =========       =========




           SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    VISTA TECHNOLOGIES, INC. AND SUBSIDIARIES
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY


                                            COMMON STOCK     SUBSCRIBED STOCK     ADDITIONAL   FOREIGN
                                        ----------------     ----------------      PAID-IN     CURRENCY   ACCUMULATED
                                        NUMBER     AMOUNT   NUMBER     AMOUNT      CAPITAL    ADJUSTMENT  (DEFICIT)       TOTAL
                                        -------------------------------------     ----------  ----------  -----------  -----------
  Balance, December 31, 1992             133,334   $  667      --     $     --    $   19,333    $ --      $   (79)     $    19,921
  Sale of common stock to public
    for $31.25 per share                   1,600        8      --           --        49,992      --         --             50,000
  Common stock offering costs               --       --        --           --       (24,082)     --         --            (24,082)
  Net (loss) for year                       --       --        --           --          --        --       (3,908)          (3,908)
                                       ---------   ------   -------   ----------  ----------    ------    -------      -----------

  Balance, December 31, 1993             134,934      675      --           --        45,243      --       (3,987)          41,931

  February 25, 1994 stock dividend         4,800       24      --           --           (24)     --         --               --

  Regulation S private placement,
    net of offering costs of $351,219,
    common stock issued for
    $10.00 per share                     200,000    1,000      --           --     1,647,781      --         --          1,648,781

  Regulation S stock subscribed,
    net of offering costs of
    $94,278, common stock
    issued for $10.00 per share             --       --     100,000      905,722        --        --         --            905,722

  Common stock issued to
    Storford, Ltd. in exchange for
    Vista Vision International stock
    for $10.00 per share                  50,000      250      --           --       499,750      --         --            500,000

  Regulation S stock issued in
    exchange for Vista Vision SpA
    stock for $10.00 per share           126,590      633      --           --     1,265,263      --         --          1,265,896

  Regulation D stock issued in
    exchange for Vista Vision SpA
    (Vista-Italy) stock for $10.00
    per share                            133,789      669      --           --     1,337,217      --         --          1,337,886

  Regulation D private placement,
    net of offering costs of $109,756,
    issued for $10.00 per share           62,500      313      --           --       514,931      --         --            515,244

  Regulation D stock subscribed,
    net of offering costs of $23,570,
    issued for $10.00 per share             --       --      25,000      226,430        --        --         --            226,430

  Foreign currency adjustment               --       --        --           --          --      (1,962)      --             (1,962)

  Net (loss) for period                     --       --        --           --          --        --       (7,943)          (7,943)
                                       ---------   ------   -------   ----------  ----------    ------    -------      -----------

  Balance, March 31, 1994                712,613    3,564   125,000    1,132,152   5,310,161    (1,962)   (11,930)       6,431,985



           SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    VISTA TECHNOLOGIES, INC. AND SUBSIDIARIES
      CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (CONTINUED)


                                                COMMON STOCK     SUBSCRIBED STOCK
                                            ----------------     ----------------
                                            NUMBER     AMOUNT    NUMBER     AMOUNT
                                            --------------------------------------
  Regulation S private placement, net
    of offering costs of $94,278 issued
    for $10.00 per share                      100,000      500   (100,000)

  Regulation D private placement, net
   offering costs of $23,570, issued
    for $10.00 per share                       25,000      125    (25,000)  (226,430)

  Common stock issued in exchange
    for Medical Development Resources
    Inc. (MDRI) stock and warrants for
    $10.00 per share                          200,000    1,000       --         --

  Regulation S private placement
    issued in exchange for the assets
    of Klara Clinic for $2.78 per share         2,960       15       --         --

  Regulation S private placement, net
    of offering costs of $210,723, issued
    for $10.00 per share                      125,000      625       --         --

  Regulation D private placement, net
    of offering costs of $143,420, issued
    for $10.00 per share                       85,000      425       --         --

  Common stock adjustment for
    Vista-Italy acquisition                     2,381       11       --         --

  Common stock issued to acquire
    MDRI stock from TNC Media, Inc.
    for $10.00 per share                      155,756      779       --         --

  Foreign currency adjustment                    --       --         --         --

  Net (loss) for the period                      --       --         --         --
                                            ---------   ------   --------  ---------

  Balance, March 31, 1995                   1,408,710   $7,044       --    $    --
                                            =========   ======   ========  =========



                                               ADDITIONAL   FOREIGN
                                                PAID-IN     CURRENCY   ACCUMULATED
                                                CAPITAL    ADJUSTMENT  (DEFICIT)       TOTAL
                                               ----------  ----------  -----------  -----------
  Regulation S private placement, net
    of offering costs of $94,278 issued
    for $10.00 per share                         (905,722)   905,222           --             --

  Regulation D private placement, net
   offering costs of $23,570, issued
    for $10.00 per share                          226,305       --             --              --

  Common stock issued in exchange
    for Medical Development Resources
    Inc. (MDRI) stock and warrants for
    $10.00 per share                            1,999,000       --             --         2,000,000

  Regulation S private placement
    issued in exchange for the assets
    of Klara Clinic for $2.78 per share             8,208       --             --             8,223

  Regulation S private placement, net
    of offering costs of $210,723, issued
    for $10.00 per share                        1,038,652       --             --         1,039,277

  Regulation D private placement, net
    of offering costs of $143,420, issued
    for $10.00 per share                          706,155       --             --           706,580

  Common stock adjustment for
    Vista-Italy acquisition                        23,807       --             --            23,818

  Common stock issued to acquire
    MDRI stock from TNC Media, Inc.
    for $10.00 per share                        1,556,775       --             --         1,557,554

  Foreign currency adjustment                        --      234,327           --           234,327

  Net (loss) for the period                          --         --      (11,420,180)    (11,420,180)
                                              -----------   --------   ------------    ------------

  Balance, March 31, 1995                     $11,774,285   $232,365   $(11,432,110)   $    581,584
                                              ===========   ========   ============    ============




           SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    VISTA TECHNOLOGIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                FOR THE YEAR     FOR THE THREE     FOR THE YEAR
                                                                                   ENDED          MONTHS ENDED        ENDED
                                                                                  MARCH 31,         MARCH 31,      DECEMBER 31,
                                                                                    1995              1994             1993

CASH FLOWS TO OPERATING ACTIVITIES:
     Net (loss)                                                                 $(11,420,180)     $    (7,943)       $ (3,908)
     Adjustments to reconcile net (loss) to net cash provided (used)
       by operating activities:
          Depreciation and amortization                                              580,870               25             112
          Extraordinary loss from advanced funds for incomplete acquisition        5,642,887             --              --
          Impairment of goodwill                                                   3,825,990
          Legal settlement                                                           186,055             --              --
          Write off of note receivable, stockholder                                  125,000             --              --
          Loss on sale of equipment                                                    1,053             --              --
          Unrealized gain on trading securities                                     (116,707)            --              --
          Realized gain on trading securities                                       (129,621)            --              --
          Minority interest losses                                                  (193,842)            --              --
          Interest income received in common stock                                   (50,000)            --              --
          Foreign currency translation                                               (39,462)            --              --
          Equity investees income                                                    (28,132)            --              --
          Changes in:
              Accounts receivable:
                 Trade                                                               (70,841)            --              --
                 VAT                                                                (140,576)            --              --
                 Related party                                                      (482,132)            --              --
              Prepaid expenses                                                        (5,401)            --              --
              Other current assets                                                    70,800             --              --
              Other assets                                                           109,774             --              --
              Bank overdraft protection                                               86,913             --              --
              Accounts payable                                                       371,560             --              --
              Accounts payable, officers                                             129,051             --              --
              Accrued payroll and payroll taxes                                      (38,526)           3,000            --
                                                                                ------------      -----------        --------

              Net Cash (Used) by Operating Activities                             (1,585,467)          (4,918)         (3,796)
                                                                                ------------      -----------        --------

  CASH FLOWS TO INVESTING ACTIVITIES:
     Proceeds from sales of trading securities                                       432,859             --              --
     Repayment of notes receivable                                                   753,526             --              --
     Proceeds from sale of equipment                                                   7,656             --              --
     Redemption of equity investment in partnership                                  595,313             --              --
     Purchase of trading securities                                                 (589,657)            --              --
     Issuance of notes receivable                                                   (254,870)            --              --
     Purchase of property and equipment                                              (95,557)            --              --
     Purchase of investment-held to maturity                                        (145,215)            --              --
     Purchase of investment, at cost                                              (1,850,000)            --              --
     Purchase of equity investment                                                  (419,675)            --              --
     Foreign currency translation                                                     11,749             --              --
     Purchase of Klara Clinic assets                                                (102,225)            --              --
     Purchase of ConVista                                                           (163,597)            --              --
     Purchase of Vista-UK                                                               --           (175,801)           --
     Purchase of Vista-Italy                                                            --           (566,697)           --
                                                                                ------------      -----------        --------

              Net Cash (Used) by Investing Activities                             (1,819,693)        (742,498)           --
                                                                                ------------      -----------        --------

  CASH FLOWS FROM FINANCING ACTIVITIES:
     Payment of note payable                                                         (90,876)            --              --
     Payment of long-term debt                                                      (190,410)            --              --
     Sale of common stock                                                          3,350,000        2,625,000          50,000
     Payment of offering costs                                                      (864,488)         (69,679)        (14,776)
                                                                                ------------      -----------        --------

              Net Cash Provided by Financing Activities                            2,204,226        2,555,321          35,224
                                                                                ------------      -----------        --------

  NET INCREASE (DECREASE) IN CASH                                                 (1,200,934)       1,807,905          31,428

  CASH, beginning of period                                                        1,850,642           42,737          11,309
                                                                                ------------      -----------        --------

  CASH, end of period                                                           $    649,708      $ 1,850,642        $ 42,737
                                                                                ============      ===========        ========

- -------------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:  SEE NOTE 18


           SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    VISTA TECHNOLOGIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - HISTORY AND ACTIVITIES

(A)  HISTORY
Vista Technologies, Inc. (Company), formerly Mercury Acquisitions, Inc., was organized under the laws of the State of Nevada on June 15, 1992 (Inception). The Company was formed to provide a vehicle to acquire or merge with a business or company. On February 23, 1994 the Company changed its name from Mercury Acquisitions, Inc. and amended certain provisions relating to its authorized and unissued preferred stock. Until March 31, 1994 the Company was in the development stage as defined by Financial Accounting Standards Board Statement Number 7, at which date it acquired an operating subsidiary. As of April 1, 1994 the Company was no longer in the development stage. The Company's current offices are located in New York City, New York. During March 1994 the Company changed its year end from December 31 to March 31.

(B)  GOING CONCERN AND MANAGEMENT'S PLANS
Since Inception, the Company has devoted its efforts to raising capital, locating merger and acquisition candidates and establishing excimer laser clinics throughout Europe to provide facilities and support services for photorefractive keratectomy (PRK) and other laser surgical procedures.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue operations as a going concern which contemplates the realization of assets, including $5,642,887 which has been written-off due to its uncompletion (see Note 1(G)), recognized a permanent impairment of goodwill incurred in the acquisition of subsidiaries in the amount of $3,825,990 and liquidation of liabilities in the normal course of business, including long-term debt issued to acquire laser equipment for PRK procedures. As of March 31, 1995, the Company has an accumulated deficit of $11,432,110, and as discussed throughout the notes to the consolidated financial statements, has substantial commitments and contingencies related to the rescission of agreements negotiated relating to the uncompleted acquisition (see Note 1(G)) and has incurred substantial debt and recurring losses. Management's plans to alleviate the above conditions are as follows:

     1) The Company abandoned its Vista-UK operations in June 1995 (see Notes 1(E) and 20(K));

     2) The Company is currently generating revenues and cash flow from Vista-Italy operations;

     3) The Company completed a private placement for proceeds of $277,777 (see Note 20 (E)); and

     4) The Company has acquired a 39% ownership interest in a development stage enterprise to establish, own and manage laser vision correction centers in Michigan and Ontario, Canada (see Note 20(F)).

                    VISTA TECHNOLOGIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - HISTORY AND ACTIVITIES (CONTINUED)

(C)  STOCK ISSUANCES
In addition to stock issuances discussed throughout the notes to the consolidated financial statements, the following stock issuances have occurred.

In December 1993 the Company completed a public offering of 1,600 shares of common stock for $31.25 per share and paid approximately $28,000 in offering costs.

Effective January 31, 1994 the Company's board of directors declared a 300% common stock split effected in the form of a dividend to the public stockholders of record and issued another 4,800 shares of common stock.

During February 1994 the Company authorized a new class of securities designated redeemable Class A common stock purchase warrants (Class A Warrants). Each Class A Warrant represents the right to purchase one share of the Company's common stock with an exercise price of $15.00 per share at any time after June 30, 1994 through December 31, 1998 unless earlier called for redemption by the Company.

The Company has the optional right of calling the Class A Warrants for redemption after June 30, 1994 if the Class A Warrants have been registered for sale under the Securities Act of 1933 and if the Company's stock is trading in the NASDAQ over the counter market or on a national securities exchange and the closing sale price is $22.50 per share for at least 20 consecutive trading days on the date the Class A Warrant are called for redemption. As of March 31, 1995 the Company has authorized an aggregate of 810,600 Class A Warrants and may increase the total number of Class A Warrants without further action of the stockholders. As of March 31, 1995 approximately 677,960 Class A Warrants were issued and outstanding as a result of the private placement sale of securities and/or acquisition of capital stock of operating subsidiaries.

During October 1994 the Company authorized a new class of securities designated redeemable Class B common stock purchase warrants (Class B Warrants). Each Class B Warrant represents the right to purchase one share of the Company's common stock with an exercise price of $10.00 per share expiring October 11, 1999 unless earlier called for redemption by the Company. The Company has the optional right of calling the Class B Warrants for redemption after October 11, 1995 if the Class B Warrants have been registered for sale under the Securities Act of 1933 and if the Company's common stock is trading in the NASDAQ over the counter market or on a national securities exchange and the closing sale price is $22.50 per share for at least 20 consecutive trading days on the date the Class B Warrants are called for redemption. As of March 31, 1995 the Company has authorized an aggregate of 31,000 Class B Warrants and may increase the total number of Class B Warrants without further action of the stockholders. As of

                    VISTA TECHNOLOGIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - HISTORY AND ACTIVITIES (CONTINUED)

March 31, 1995 approximately 31,000 Class B Warrants were issued and outstanding as a result of the agreement to cancel obligations of the investment at cost to an unrelated third party (see Note 1(G)).

No warrants have been exercised to date.

(D)  VISTA VISION S.P.A.
On March 31, 1994 the Company acquired 61.83% of the common stock of Vista Vision, S.p.A. (Vista-Italy) for cash of 1 billion Italian Lira (LIT) (approximately $625,000) and 262,760 shares of the Company's common stock on a one-for-one exchange basis for the Vista-Italy common stock.

As a result of the default judgment entered against the Company which terminates and rescinds the provisions of the agreement between Vista-Italy and Laser Vision Centers, Inc. (LVCI), the Company's ownership interest in Vista-Italy increased to 69.87% as of March 31, 1995 (see Notes 11 and 20 (I)).

The acquisition of Vista-Italy was recorded using the purchase method of accounting resulting in goodwill of $2,997,506 which was being amortized over 10 years using the straight-line method. At March 31, 1995, the Company's management determined that the goodwill was impaired. As a result, the Company wrote off goodwill of $2,761,506 (see Note 2). Vista-Italy's results of operations from the date of acquisition are included in the statement of operations for the year ended March 31, 1995. Vista-Italy's year end is December 31.

Vista-Italy was purchased from Global Funding Holding Ltd. (Global), Penguin Investments Limited and Murren Investments Limited. At the time of the acquisition, Global was indebted to Vista-Italy for LIT1 billion and accrued interest at 13.5%. The note was collateralized by 300,000 shares of Quantech, Inc. common stock. As part of the acquisition, Global transferred the shares of Quantech, Inc. common stock to Vista-Italy as payment of accrued interest and LIT1 billion as payment of principal on the note.

Vista-Italy operates three excimer laser clinics located in Italy which provide PRK and other laser surgical procedures for correcting vision disorders.

The Milano surgical facilities are utilized under an agreement dated February 14, 1992 with the operator of a private clinic. Vista-Italy is obligated under the agreement to provide a specialized technician for a maximum of three days per month, to assume management responsibility for the excimer laser equipment and supplies, to promote and pay for advertising and marketing, and to absorb its prorata share of certain other expenses. Vista-Italy leases space and personnel from the clinic (see Note 14).

                    VISTA TECHNOLOGIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - HISTORY AND ACTIVITIES (CONTINUED)

The Pisa Clinic was opened March 1993 and utilizes some of the personnel of the Milano Center. The laser surgery procedures are performed at the Pisa Center under a concessionaire contract with the owner and operator of the private clinic under an agreement dated February 22, 1993. Vista-Italy leases space and personnel from the clinic (see Note 14).

The Roma Clinic was opened November 1994 and utilizes some of the personnel from the Milano Center. Under an agreement dated November 28, 1994, Vista-Italy leases the facilities from a director of the Company (see Note 14).

(E)  VISTA VISION INTERNATIONAL LTD.
On March 31, 1994 the Company acquired all of the outstanding common stock of Vista Vision International Ltd. (Vista-UK) from Laser-Jersey for $134,000 in cash and 50,000 shares of the Company's common stock.

The acquisition of Vista-UK was recorded using the purchase method of accounting resulting in goodwill of $703,159 which was being amortized over 10 years using the straight-line method. As of March 31, 1995, the Company's management determined that the goodwill was impaired. As a result, the Company wrote off goodwill of $633,159 (see Notes 2 and 20(K)). Vista-UK's results of operations from the date of acquisition are included in the statement of operations for the year ended March 31, 1995. Vista-UK's year end is March 31.

Vista-UK owned 50% of Precision Laser Eye Centers Limited (PLEC), a joint venture that leased laser equipment, which was recorded using the equity method of accounting. The Company's proportionate share of the loss from its equity investment in the joint venture was $147,506 for the year ended March 31, 1995. The joint venture operated one excimer laser clinic in London, England for the purpose of correcting vision disorders using PRK surgical procedures. Optica Holdings Limited (Optica) owned the remaining 50% of PLEC. PLEC used Optica's facilities rent free until June 1995.

The Company abandoned its Vista-UK operation in June 1995 (see Note 20(K)).

(F)  CONVISTA BV
During April 1994 the Company acquired 100% of Pawnee Finance B.V., an inactive company in the Netherlands, since renamed ConVista Vision B.V. (ConVista), to serve as a future vehicle for financing and management of its international operations. Vista acquired ConVista for 40,000 Dutch Gilders(NLG) and subsequently contributed NLG311,816 as additional capital to ConVista for a total investment of NLG351,816 (approximately $184,583). The acquisition of ConVista was recorded using the purchase method of accounting resulting in goodwill of $163,597 which was being amortized using the straight-line method over 10 years beginning May 1, 1994. At March 31, 1995, the Company's management determined that the goodwill was impaired. As a result, the Company wrote off goodwill of $149,597 (see Note 2).

                    VISTA TECHNOLOGIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - HISTORY AND ACTIVITIES (CONTINUED)

ConVista's results of operations from the date of acquisition are included in the statement of operations for the year ended March 31, 1995. ConVista's year end is March 31.

As part of agreements relating to the acquisition of Vista Vision Scandinavia A.B. (Vista-Sweden) described below, the Company sold 20% of ConVista's capital stock to a third party in June 1994 for $2,529, subject to a repurchase option which gave ConVista the right of repurchasing that 20% interest for approximately $167,000, and advanced a loan of 1,000,000 Swedish Krona (SEK), or approximately $134,000, to the third party with an understanding the loan would be repaid from proceeds of ConVista's election to exercise the repurchase option. The repurchase option was exercised in December 1994 for $33,225 net of the amount required to satisfy a discharge of the loan.

During June 1994 ConVista acquired 100% of Vista-Sweden for SEK50,000 (approximately $6,494). On June 1, 1994 Vista-Sweden acquired the assets of a PRK surgical center in Sweden (Klara Clinic) for cash of SEK750,000 and a note payable of SEK2,200,000 totaling SEK2,950,000 (approximately $383,000). During June 1994 the Company issued 2,960 shares of its common stock in the amount of $8,223 and 2,960 Class A Warrants; 25,640 shares of redeemable common stock in the amount of $277,777; and 25,640 Class A Warrants to retire the note payable (see Note 20(C)). The Company was obligated to redeem at the option of the holder the 25,640 shares of redeemable common stock and 25,640 Class A Warrants for SEK2,000,000 (approximately $277,777). The stock was redeemed during June 1995 (see Note 20 (L). The assets acquired are comprised of: 1) the right to use the name of Klara Ogonklinik; 2) property and equipment; 3) medical supplies; 4) patient registers; 5) assumption of the clinic lease agreement; 6) use of the laser for 15 days without fee; and 7) noncompete agreements with the owners of the seller.

Vista-Sweden's investment in the net assets of Klara Clinic acquired resulted in goodwill of $324,211 which was being amortized over 3 years using the straight-line method. At March 31, 1995, the Company's management determined that goodwill was impaired. As a result, the Company wrote off goodwill of $281,728 (see Note 2).

Vista-Sweden operates an excimer laser clinic in Malmo, Sweden which provides PRK and other laser surgical procedures for correcting vision disorders. The Malmo surgical facilities are utilized under an agreement dated February 23, 1995 with a group of doctors. Vista is obligated to acquire, install and maintain the excimer laser and to provide training for the use of the excimer laser. Vista-Sweden must also provide the group of doctors the first right of refusal to joint venture any new clinics opened in Sweden. Vista-Sweden leases space and personnel from the group of doctors ( see Note 14).

                    VISTA TECHNOLOGIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - HISTORY AND ACTIVITIES (CONTINUED)

(G)  MEDICAL DEVELOPMENT RESOURCES, INC.
The following describes the Company's attempt to acquire a controlling interest in Medical Development Resources, Inc. (MDRI) and its subsidiaries. The Company was unsuccessful due to the failure of MDRI and its principal stockholders to satisfy certain conditions of the acquisition. Therefore, the Company rescinded and terminated acquisition agreements entered into with MDRI and its principal stockholders (see Note 20(B)).

During April and May 1994, the Company purchased approximately 52.41% of the outstanding capital stock of MDRI. On April 1, 1994 the Company entered into an agreement with Obsidian Research NV, an unaffiliated partnership to acquire 715,563 shares of MDRI common stock and warrants to purchase up to 601,073 shares of MDRI common stock exercisable at $6.60 per share until December 31, 1996. The purchase price of $2,000,000 by the Company consisted of 200,000 shares ($10.00 per share) of the Company's common stock and 200,000 Class A Warrants. On May 5, 1994, the Company entered into a stock purchase agreement (MDRI Stock Agreement) with MDRI and MDRI's principal stockholders who are officers and directors of MDRI or MDRI's subsidiary, KMI, Inc., whereby the Company purchased 1,000,000 newly issued shares of MDRI common stock from MDRI for $1,250,000 in cash. The Company purchased an additional 1,000,000 shares of MDRI common stock from MDRI's principal stockholders for noninterest bearing promissory notes totaling $2,000,000 due December 31, 1994.

In July 1994, the Company prepaid $600,000 of the principal balance of the $2,000,000 promissory notes. As a result, the 1,000,000 shares purchased were considered to consist of 300,000 shares purchased for $600,000 in cash and 700,000 shares purchased for $1,400,000 in promissory notes. The promissory notes were secured by 1,000,000 shares of MDRI common stock and the maturity date of the notes was to be accelerated if the Company realized proceeds from the sale of 1,000,000 shares of its common stock which exceeded the original principal amount of the notes.

Concurrent with the closing of the MDRI Stock Agreement, seven foreign investors purchased an additional 1,000,000 shares of MDRI common stock from the principal stockholders of MDRI and KMI for noninterest bearing promissory notes totaling $2,000,000, collateralized by 1,000,000 shares of MDRI common stock which was later substituted with 200,000 shares of the Company's common stock. Under separate agreements, on May 24, 1994 the Company acquired the 1,000,000 shares of MDRI common stock from the seven foreign investors in exchange for 200,000 shares of its common stock and 100,000 Class A Warrants. Three of the MDRI management stockholders agreed to deposit 315,000 shares of MDRI common stock in escrow. Those shares were to be transferred to the Company if MDRI consolidated net income for the fiscal year ended December 31, 1994 did not equal or exceed $900,000.

During December 1994, the Company acquired 778,777 shares of MDRI common stock (representing approximately 11% of the outstanding shares of MDRI's common stock) from an unrelated third party in exchange for 155,756 shares ($10.00 per share) of the Company's common stock.

                    VISTA TECHNOLOGIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - HISTORY AND ACTIVITIES (CONTINUED)

As of December 31, 1994, the $1,400,000 in promissory notes, issued in exchange for 700,000 shares of MDRI acquired by the Company in May 1994, became due to certain stockholders of MDRI. During December 1994, the Company negotiated an Agreement and Plan of Reorganization (MDRI Agreement) by and among the Company, MDRI and certain stockholders of MDRI which was executed as of December 15, 1994 and amended as of March 31, 1995.

Pursuant to the MDRI Agreement, the Company issued 8% convertible promissory notes (Vista Notes) totaling $537,500 and Class A warrants in exchange for the outstanding 8% promissory notes (MDRI Notes) and $2.10 common stock purchase warrants (MDRI Warrant) issued by MDRI (Exchange Offer). The Company has cancelled the Vista Notes and warrants. The Exchange Offer was conditional upon the closing of certain transactions required by the MDRI Agreement.

The Company issued $1,000 in principal amount of Vista Notes for each $1,000 in principal amount of outstanding MDRI Notes. The Vista Notes required payment of principal and accrued interest on March 31, 1996 or such earlier date upon which the Company completed an underwritten public offering of its securities. The Vista Notes bore interest at 8% per annum payable semi-annually on June 30 and December 31 until paid in full and were collateralized by all of the issued and outstanding shares of MDRI common stock owned by the Company. Interest on the MDRI Notes was previously paid through December 31, 1994 by the Company, therefore, interest on the Vista Notes began accruing from January 1, 1995. The Vista Notes were convertible, at the option of the holder, at any time through the second business day prior to the maturity date of March 31, 1996, or such earlier date determined, to convert the principal amount and accrued interest on the Vista Notes into shares of the Company's common stock at a conversion price of $10.00 per share of the Company's common stock. The Company issued 1.2 Class A Warrants for each MDRI Warrant held by the MDRI noteholders. Each Class A Warrant represented the right to purchase one share of the Company's common stock exercisable at $15.00 per share at any time until December 31, 1998 unless earlier called for redemption by the Company.

Under the MDRI Agreement, the Company issued 67,800 shares of the its common stock on December 31, 1994 as consideration for the termination of employment and consulting agreements between MDRI and two of its principal stockholders. Upon completion of the next exchange stage of the MDRI Agreement, the $1,400,000 note obligations were to be exchanged for 46,200 shares of the Company's common stock, the Company agreed to issue 21,516 shares of its common stock to acquire an additional 326,000 shares of MDRI common stock and the Company was also to receive 315,000 shares of MDRI common stock (approximately 4.5% of the outstanding) previously deposited into escrow . The exchange portion of the MDRI Agreement was never consummated due to the failure of the terms and conditions described in the MDRI Agreement and the Company rescinded and terminated its obligation to MDRI and its principal stockholders.

                    VISTA TECHNOLOGIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - HISTORY AND ACTIVITIES (CONTINUED)

During December 1994, the Company received 315,000 shares of MDRI common stock previously deposited in escrow under a side letter stipulating that the 315,000 shares held in escrow owned by the MDRI principal stockholders would be transferred to the Company if MDRI's consolidated net income for the year ended December 31, 1994 did not equal or exceed $900,000.

As a result of the above transactions, the Company's ownership of MDRI increased to a cumulative 69.13% interest.

MDRI is engaged in the research and development of a proprietary production process for the manufacture of scalpels and other cutting instruments made from Obsidian. MDRI owns 100% of two operating subsidiaries. These include KMI, Inc.
(KMI) based in Pennsylvania and acquired by MDRI in March 1994, and Micra Instruments Limited (MICRA), a United Kingdom company acquired in July 1993.

KMI designs, develops, manufactures and markets precision surgical instruments and related products consisting primarily of diamond scalpels, stainless steel and titanium microsurgical instruments, precision microscopes for use in the operating room and other ancillary devices for specialized microsurgery.

MICRA designs, manufactures and markets titanium microsurgical instruments for opthamalogy and neurosurgery. MICRA supplies these instruments to KIM and other international customers.

The MDRI Agreement further contemplated that the Company would acquire the remaining 26.3% of MDRI's outstanding equity interests in a subsequent merger transaction. Subject to conditions set forth in the MDRI Agreement, the Company proposed to issue an additional 201,891 shares of its common stock and 201,485 Class C Warrants in exchange for the remaining 26.3% minority interest in MDRI. The merger portion of the MDRI Agreement was never consummated due to the rescission and termination of the MDRI Agreement. (See note 20 (B))

(H)  GOVERNMENT REGULATION
Medical devices such as refractive laser equipment are subject to government regulation in the United States and many other countries. In the United States, medical devices are subject to regulation by the United States Federal Food, Drug & Cosmetic Act (FDC Act).

                    VISTA TECHNOLOGIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION
The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Subsidiaries which have been included and their year ends are as follows:

                  Vista-Italy               December 31, 1994
                  Vista-UK                  March 31, 1995
                  ConVista                  March 31, 1995
                  Vista-Sweden              March 31, 1995

FOREIGN CURRENCY TRANSLATION
Assets and liabilities of foreign operations are translated into U.S. dollars at year end exchange rates. Revenue and expense accounts are translated at weighted average exchange rates during the period. Translation adjustments that arise from translating a foreign subsidiary's financial statements from local currency to U.S. dollars are accumulated in a separate component of stockholders' equity. The balance sheet and income statement data for the foreign subsidiaries have been translated from their respective foreign currency to U.S. dollars using the following exchange rates:

                                                                             Average Rate
                                                                               for the
                                   Foreign            March 31, 1995          Year Ended
            Subsidiary             Currency             Spot Rate           March 31, 1995
         ---------------      -----------------       --------------        --------------

         Vista-UK             Pounds Sterling         1.622                 1.565
         Vista-Italy          Lira                              .001                  .001
         ConVista             Gilders                           .651                  .577
         Vista-Sweden         Krona                             .136                  .133

REVERSE STOCK SPLIT
Effective September 12, 1995, the Company completed a one share for five shares reverse stock split of its common stock. All shares and per share amounts have been restated retroactively as a result of this reverse split (see Note 20(A)).

PROPERTY AND EQUIPMENT
Property and equipment are recorded at cost. Depreciation and amortization are calculated using the straight-line method over the estimated useful lives of related assets ranging from three to 10 years. Depreciation and amortization expense was $205,600 for the year ended March 31, 1995.

                    VISTA TECHNOLOGIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INTANGIBLE ASSETS
The acquisitions of subsidiaries resulted in goodwill of $4,188,473 which was amortized over 10 years using the straight-line method for Vista-Italy, Vista-UK and ConVista and over 3 years using the straight-line method for Vista-Sweden. On March 31, 1995, the Company's management determined that goodwill was impaired. As a result, the Company wrote off goodwill of $3,825,990 (see Notes 1(D); 1(E) and 1(F)). Amortization expense was $374,901 for the year ended March 31, 1995.

MINORITY INTEREST
At March 31, 1995 the consolidated financial statements of the Company include 100% of the assets, liabilities and equity of Vista-Italy which is owned 69.87% by the Company. Since the Company is the majority stockholder in Vista-Italy, the remaining 30.13% ownership interests of the other stockholders have been recorded as minority interests. At March 31, 1995, a minority interest in the amount of $663,320 was recorded (see Note 1(D)).

OFFERING COSTS
Costs associated with public and private offerings by the Company of its stock have been charged against the proceeds of the offerings.

ORGANIZATION COSTS
Organization costs have been capitalized and are being amortized over a 60-month period using the straight-line method. Organization costs were fully amortized as of March 31, 1995. Amortization expense was $369, $25 and $112 for the year ended March 31, 1995, the three months ended March 31, 1994 and the year ended December 31, 1993, respectively.

CONCENTRATIONS OF CREDIT RISK
The Company establishes and operates clinics in Europe which provide PRK treatments and laser surgery to patients. The Company extends credit to its patients. The Company has adjusted trade accounts receivable for all known uncollectible accounts as of March 31, 1995.

At March 31, 1995 cash includes (pound)9,441; LIT429,041,000; SEK974,056 and
NLG14,414 (totaling approximately $410,139) held in demand deposit accounts in banks located in the United Kingdom, Italy, Sweden and the Netherlands, respectively, where deposits are not insured by the government. These balances are subject to foreign currency fluctuations which in the past have not been material.

LOSS PER COMMON SHARE
Loss per common share is computed based upon the weighted average number of common and dilutive common equivalent shares outstanding during the period. Fully diluted and primary earnings per common share are the same amounts for each of the periods presented.

Dilutive common equivalent shares consist of stock options and warrants. In loss periods, dilutive common equivalent shares are excluded as the effect would be anti-dilutive.

                    VISTA TECHNOLOGIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INCOME TAXES
The Company adopted Statement of Financial Accounting Standards No. 109 (FAS
109), Accounting for Income Taxes on January 1, 1993. Under this method, deferred income taxes are recorded to reflect the tax consequences in future years of temporary differences between the tax basis of the assets and liabilities and their financial statement amounts at the end of each reporting period. Valuation allowances will be established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable for the current period and the change during the period in deferred tax assets and liabilities.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS
The preparation of financial statements in conformity with Generally Accepted Accounting Principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 3 - RELATED PARTY TRANSACTIONS

Certain conflicts of interest existed from inception of the Company through March 31, 1995 between the Company's original management, their affiliates and the Company. Original management had other interests including business interests to which they devoted their primary attention.

Effective January 15, 1995 the Company hired a new chief executive officer and president who was also made a member of the Company's board of directors (see
Note 8). The Company paid $84,000 to the new chief executive officer and president of the Company for consulting services provided prior to his employment with the Company.

The Company paid SEK100,000 (approximately $13,630) to the managing director of Vista- Sweden for consulting services prior to his employment with Vista-Sweden.

NOTE 4 - NOTE RECEIVABLE

As of December 31, 1993, the Company had a note receivable from Global Funding Holding Ltd. (Global) to Vista-Italy. The loan bore interest at 13 1/2% per year and was due September 30, 1992. Global was in default on the loan, including interest accumulated since October 1, 1991. The loan was collateralized by 300,000 shares of Quantech Ltd. (formerly Spectrum Diagnostics, S.p.A.) provided by Global (120,000 shares) and Intersar S.p.A., a private Italian company (180,000 shares).

                    VISTA TECHNOLOGIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - NOTE RECEIVABLE (CONTINUED)

On March 31, 1994 Vista-Italy entered into an agreement with the Company whereby the Company paid Vista-Italy LIT1 billion (approximately $625,000) for the acquisition of Vista-Italy stock (see Note 1) and Global transferred 300,000 shares of Quantech stock to Vista-Italy in full satisfaction of the note receivable and unpaid interest, respectively. Accrued interest of LIT84,000,000 (approximately $50,000) at December 31, 1993 represents the approximate value of the 300,000 shares of Quantech stock. As part of the agreement Global, and several other entities affiliated with Global, transferred 46,399 shares of the Company's common stock and 16,291 of the Company's Class A warrants to the Company (see Note 1). During 1995, the provisions of the agreement were satisfied.

During 1995, the Company advanced $125,000 to a stockholder subject to a promissory note due December 31, 1995, bearing interest at 10% per annum, payable upon maturity. The note was collateralized by not less than 100,000 shares of the Company's common stock issued to the stockholder as part of the MDRI acquisition. As a result of the rescission of the MDRI Agreement, a majority of the shares of the Company's common stock pledged as collateral have been cancelled (see Note 1(G)). As of March 31, 1995 the note receivable has been written off as collection is doubtful.

NOTE 5 - PROPERTY AND EQUIPMENT

Property and equipment consists of the following at March 31, 1995:

  Excimer Laser and other technical equipment                   $ 1,495,664
  Office furniture and equipment                                    156,571
  Vehicles                                                           10,535
  Leasehold improvements                                             15,436
                                                                -----------

                                                                  1,678,206
     Less accumulated depreciation and amortization                (205,600)
                                                                -----------

                                                                $ 1,472,606
                                                                ===========

                    VISTA TECHNOLOGIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 6 - INVESTMENT SECURITIES

TRADING SECURITIES
Securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and valued at fair market value. Unrealized holding gains and losses are included in operations. Fair value is determined from quoted market prices. All trading securities held at March 31, 1995 are equity securities.

           Cost                                          $286,419
           Gross unrealized gains                         116,707
                                                         --------

           Fair Market Value                             $403,126
                                                         ========

Proceeds from sales of trading securities were $432,859, resulting in gross realized gains of $129,621, for the year ended March 31, 1995.

INVESTMENT SECURITIES HELD TO MATURITY
Debt securities that are purchased with the intent and ability to hold to maturity are classified as investment securities held to maturity and are reported at amortized cost. As of March 31, 1995, investment securities held to maturity consist of 8.75% Italian bonds maturing September 1997.

           Amortization cost                        $145,215
                                                    ========

           Approximate fair value                   $146,613
                                                    ========

           Gross unrealized gain              $  1,398
                                              ========

NOTE 7 - EQUITY INVESTMENT IN PARTNERSHIP

During July 1994 the Company acquired a 36% ownership interest in Keech One Partnership (Partnership) for $419,675. The Partnership was formed for the purpose of acquiring shares of common stock in a New York Stock Exchange company
(NYS). The Partnership Agreement required that Partnership income or losses (any gain or loss recognized on the sale of the shares of NYS common stock) were to be shared proportionately by the partners. The Company's 36% investment in the Partnership was accounted for using the equity method of accounting. As a result, the Partnership acquired 786,200 shares of NYS common stock for $1,381,213 (approximately $1.76 per share). During November 1994 the Partnership recorded a gain of $494,641 from the sale of all the NYS common stock held by the Partnership. During December 1994 the Partnership was liquidated. The Company's proportionate share of the income from its equity investment in the partnership was $175,638 for the year ended March 31, 1995.

                    VISTA TECHNOLOGIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 8 - COMMITMENTS AND CONTINGENCIES

EMPLOYMENT AGREEMENTS:

         PRESIDENT AND CHIEF EXECUTIVE OFFICER - L P The Company and several of its subsidiaries had a service agreement with LP for a term of three years expiring on March 31, 1997 for an annual salary of $130,000. Under the agreement, LP served as president and chief executive officer of the Company and managing director and chief executive officer of its subsidiaries, Vista-UK, Vista-Italy, Vista-Sweden and ConVista.

         LP was entitled to receive an annual incentive bonus for each year according to a specified formula. In general, the bonus is related to:
         1) the number of surgical procedures billed by the Company and its subsidiaries and affiliated joint ventures; and 2) the consolidated pretax operating income of the Company if the agreement is terminated without cause. The Company is required to pay LP 12 months salary plus the prorata bonus earned for the year. On July 5, 1995, the agreement was terminated (see Note 20(H)).

         CHIEF FINANCIAL OFFICER - RF
         The Company entered into an employment agreement with RF for a term of two years and one month expiring on December 31, 1996 for an annual salary of $100,000. Under the terms of the agreement, RF served as chief financial officer of the Company. RF was entitled to an annual incentive bonus for the years ended December 31, 1995 and 1996, not to exceed $30,000, based upon the Company's performance as compared to its business plan for such year. On April 28, 1995, RF resigned his position (see Note 20 (L)).

         PRESIDENT AND CHIEF EXECUTIVE OFFICER - DC
         The Company and several of its subsidiaries had an employment agreement with DC for a term of three years expiring on January 15, 1998 for total compensation of $120,000 per annum and LIT66,000,000 (approximately $38,000) per annum (see Note 3). Under the terms of the agreement, DC replaced LP as president and chief executive officer of the Company and managing director of Vista-Italy. DC also served as managing director of U.S. operations and president of MDRI and KMI (see
         Note 1). DC was entitled to receive an annual performance bonus for each year according to a specified formula as determined by the Company's board of directors. In addition, DC was entitled to an annual incentive bonus for each year according to a specified formula. In general, the incentive bonus is calculated using MDRI's audited consolidated pre-tax earnings less DC aggregate compensation cost multiplied by the applicable bonus percentage for that year. On June 7, 1995, the agreement was terminated (see Note 20 (H)).

                    VISTA TECHNOLOGIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 8 - COMMITMENTS AND CONTINGENCIES (CONTINUED)

         MANAGING DIRECTOR OF VISTA-SWEDEN OPERATIONS-LK
         Vista-Sweden entered into an employment agreement with LK for a term of three years expiring June 30, 1997, for an annual salary of SEK240,000 (approximately $32,712.). Under the terms of the agreement, LK will serve as managing director of Vista-Sweden. LK is entitled to receive a bonus of SEK100,000 for 250 PRK procedures performed, SEK150,000 for 350 PRK procedures performed, SEK250,000 for 500 PRK procedures performed or SEK500,000 for 1,000 PRK procedures performed (approximately $13,630, $20,445, $34,076 and $68,150, respectively)
         during the two year period following each new clinic opened in Sweden. After the two year period, the bonus terms will be renegotiated. The bonus is conditional upon the Company receiving SEK12,300 per PRK procedure. Therefore, the bonus will be reduced proportionately if the Company receives less than SEK12,300 per PRK procedure.

         MANAGING DIRECTOR OF VISTA-UK OPERATIONS - CS
         Vista-UK had an employment agreement with CS for a term of two years expiring June 6, 1996 for an annual salary of (pound)45,000 (approximately $73,000). Under the terms of the employment agreement, CS served as managing director of the Vista-UK operations. On June 1, 1994 the Company entered into a guaranty agreement with CS under which the Company guarantees the payment of all sums due and payable under the employment agreement. As a result of the Company's abandonment of the Vista-UK operations, CS was terminated. CS has asserted claims against Vista-UK and the Company for unpaid compensation under the terms of the employment agreement (see Note 20(M)).

NOTES PAYABLE TO MDRI PRINCIPAL STOCKHOLDERS
As discussed in Notes 1(G) and 20(B), the Company rescinded the MDRI Stock Agreement under which it issued noninterest bearing promissory notes totaling $1,400,000 to the MDRI principal stockholders due December 31, 1994. As a result, the notes payable were not recorded as of March 31, 1995. However, a contingent liability may exist relating to the notes payable as of March 31, 1995.

INSURANCE AND INDEMNIFICATION
Use of laser systems by health care professionals using laser equipment and other LVC Services may give rise to claims against the Company by persons alleging injury. The Company's subsidiaries generally do not currently have malpractice liability insurance due to limited capital resources. The Company or its subsidiaries may not be able to purchase medical malpractice insurance and may not be able to purchase other insurance at reasonable rates to protect Vista and its subsidiaries against claims arising from the medical practice of health care providers using LVC equipment and services.

                    VISTA TECHNOLOGIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 8 - COMMITMENTS AND CONTINGENCIES (CONTINUED)

INSURANCE AND INDEMNIFICATION (CONTINUED)
Vista believes that claims alleging defects in laser systems will be covered by manufacturers' warranties and the manufacturer's product liability insurance, and that the Company could take advantage of such insurance by adding such suppliers to potential lawsuits against the Company. There can be no assurance that laser suppliers will carry product liability insurance or that any such insurance will be adequate to protect the Company.

NOTES PAYABLE TO A PRIOR AUDITOR
As discussed in Notes 1(G) and 20 (B), the Company rescinded the MDRI Agreement under which it authorized the issuance of a $70,000 note payable (Vista Note) to a prior auditor, which was to be guaranteed by two of MDRI's principal stockholders and secured by 67,800 shares of the Company's common stock issued to the two MDRI principal stockholders, and its guaranty of KMI's $70,000 note payable (KMI Note) to the prior auditor. Under the terms of the MDRI Agreement, the Vista Note and the KMI Note were conditioned upon the closing of the MDRI Agreement. Because the closing never occurred and, as a result, the Company rescinded the MDRI Agreement and asserts that it has no obligations to the prior auditor. As of May 31, 1995 the KMI Note was in default and had a remaining balance due of $30,000. On July 13, 1995 the prior auditor notified the Company that the KMI Note and the Vista Note were immediately due and demanded delivery of 67,800 shares of the Company's common stock issued to the two MDRI's principal stockholders, which were cancelled as part of the rescission. As a result, a contingent liability may exist relating to the Vista Note and the KMI Note as of March 31, 1995.

EXCHANGE OFFER WITH MDRI 8% PROMISSORY NOTEHOLDERS
As discussed in Notes 1(G) and 20(B), the Company rescinded the MDRI Agreement under which it authorized the Exchange Offer with the MDRI 8% promissory noteholders for the Company's 8% convertible promissory notes and Class A Warrants. Under the terms of the MDRI Agreement, the Exchange Offer was conditional upon the closing of the MDRI Agreement. Because the closing never occurred and, as a result, the Company rescinded the MDRI Agreement, the Company asserts that the Exchange Offer was not consummated and it has no obligation to the MDRI 8% promissory noteholders. However, a contingent liability may exist relating to the Exchange Offer as of March 31, 1995.

NOTE 9 - COMMON STOCK
During February 1994 the Company's Board of Directors authorized an offering of units (Foreign "A" Units) consisting of 5,000 shares of the Company's common stock and 2,500 Class A Warrants for $50,000 per Foreign "A" Unit. As of March 31, 1994 the offering of Foreign "A" Units was completed and the Company received and accepted subscriptions totaling $3,000,000 for 60 units to qualified foreign investors representing 300,000 shares of the Company's common stock and 150,000 Class A Warrants. As of March 31, 1995 the Company received proceeds of $2,554,503 (net of offering costs of $445,497) for the sale of 60 Foreign "A" Units. The Company has agreed to register the Class A Warrants.

                    VISTA TECHNOLOGIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - COMMON STOCK (CONTINUED)

During February 1994 the Company's Board of Directors authorized an offering of units (U.S. "A" Units) consisting of 5,000 shares of the Company's common stock and 5,000 Class A Warrants for $50,000 per U.S. "A" Unit. As of April 30, 1994 the Company had received and accepted subscriptions totaling $875,000 for 17.5 U.S. "A" Units to accredited investors representing 87,500 shares of the Company's common stock and 87,500 Class A Warrants. As of March 31, 1995 the Company received proceeds of $741,674 (net of offering costs of $133,326) from the sale of 17.5 U.S. "A" Units. The Company agreed to register the Class A Warrants.

During May 1994 the Company's Board of Directors authorized an offering of units (Foreign "B" Units) consisting of 5,000 shares of the Company's common stock and 2,500 Class A Warrants for $50,000 per Foreign "B" Unit. As of March 31, 1995 the offering of Foreign "B" Units was completed and the Company received and accepted subscriptions totaling $1,250,000 for 25 units to qualified foreign investors representing 125,000 shares of the Company's common stock and 62,500 Class A Warrants. As of March 31, 1995 the Company received proceeds of $1,051,192 (net of offering costs of $198,808) for the sale of 25 Foreign "B" Units. The Company has agreed to register the Class A Warrants.

During May 1994 the Company's Board of Directors authorized an offering of units (U.S. "B" Units) consisting of 5,000 shares of the Company's common stock and 5,000 Class A Warrants for $50,000 per U.S. "B" Unit. As of March 31, 1995 the Company had received and accepted subscriptions totaling $850,000 for 17 U.S. "B" Units to accredited investors representing 85,000 shares of the Company's common stock and 85,000 Class A Warrants. As of March 31, 1995 the Company received proceeds of $714,690 (net of offering costs of $135,310) from the sale of 17 U.S. "B" Units. The Company has agreed to register the Class A Warrants.

In connection with the above offerings, the Company issued 90,000 Class A Warrants to the placement agent.

NOTE 10 - STOCK OPTIONS

THE 1994 STOCK OPTION PLAN
During February 1994 the Company's Board of Directors adopted and the stockholders approved the 1994 stock option plan (the 1994 Plan) under which 80,000 shares of the Company's common stock were reserved for issuance. On October 19, 1994 the Company's Board of Directors increased the number of shares of the Company's common stock reserved for grant to 150,000 shares, which was approved by the stockholders on December 22, 1994.

                    VISTA TECHNOLOGIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 10 - STOCK OPTIONS (CONTINUED)

The 1994 Plan provides that options granted thereunder may be either incentive stock options or nonqualified stock options. The 1994 Plan provides that incentive stock options must be granted at a option price which is not less than the fair market value of the common stock on the date of grant and that nonqualified options must be granted at an option price which is not less than 50% of the fair market value of the common stock on the date of grant. The options shall expire within 10 years from the date of the grant, except for options granted to optionees owning more than 10% of the voting stock of the Company for which the options shall expire within 5 years from the date of grant, or to the extent exercisable within 3 months of termination.

For any optionee who owns more than 10% of the voting stock of the Company, the exercise price of any incentive stock option must be not less than 100% of the fair market value of the common stock on the date of grant.

A summary of stock option activity under the 1994 Plan is as follows:

                                     Outstanding Options
                                 ----------------------------
                                                             Price
                                 Reserved                     Per
                                  Shares        Shares       Share
                                 -------       -------       -------

Reserved, February 3, 1994        80,000          --         $  --

       Granted                      --          56,000         10.00
                                 -------       -------       -------

Balance, March 31, 1994           80,000        56,000       $ 10.00

       Reserved                   70,000          --            --
       Granted                      --          44,000       $ 10.00
                                 -------       -------       -------

Balance, March 31, 1995          150,000       100,000       $ 10.00
                                 =======       =======       =======


At March 31, 1995, options for 62,332 shares were exercisable and 50,000 shares were available for future grants under the 1994 Plan. To date no options have been exercised under the 1994 Plan.

                    VISTA TECHNOLOGIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




NOTE 10 - STOCK OPTIONS (CONTINUED)

THE RESTRICTED STOCK OPTION PLAN
During February 1994 the Company's Board of Directors adopted and the stockholders approved the restricted stock option plan (the Restricted Plan) under which 20,000 shares of the Company's common stock were reserved for issuance to senior management at prices the lesser of $.10 per share or 10% or the fair market value of the Company's common stock on the date of grant. On October 19, 1994 the Company's Board of Directors increased the number of shares of the Company's common stock reserved for grant to 50,000 shares, which was approved by the stockholders on December 22, 1994. The options expire within 10 years from the date of grant or to the extent exercisable within 12 months of termination. The options may not be exercised until the optionee has remained in continuous employment as a senior executive officer or as a director of the Company for a period of at least two years from the date of grant.

A summary of stock option activities under the Restricted Plan is as follows:


                                      Outstanding Options
                                 -----------------------------
                                                              Price
                                 Reserved                      Per
                                  Shares        Shares        Share
                                  ------        ------        ------
Reserved, February 3, 1994        20,000          --          $ --

       Granted                      --          20,000           .50
                                  ------        ------        ------

Balance, March 31, 1994           20,000        20,000        $  .50

       Reserved                   30,000          --            --
       Granted                      --          12,000        $  .50
                                  ------        ------        ------

Balance, March 31, 1995           50,000        32,000        $  .50
                                  ======        ======        ======


As of March 31, 1995 no options were exercisable and 18,000 shares were available for future grants under the Restricted Plan. To date no options have been exercised under the Restricted Plan.

                    VISTA TECHNOLOGIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 11 - INVESTMENT IN LASER VISION CENTERS, INC.

In May 1991 Vista-Italy agreed to sell 287,500 shares of its common stock to LVCI, a United States public company. In consideration thereof, Vista-Italy received $175,000 in cash and 200,000 unregistered shares of LVCI's common stock, valued at $1,275,000 based on the market price of LVCI's common stock. The agreement allowed Vista-Italy to license the use of the name Laser Vision Centers and related trademarks and logos from LVCI. A territorial marketing agreement was proposed whereby Vista-Italy would have the European Economic Community countries, Scandinavian countries, Switzerland and Eastern European countries as its exclusive market areas.

In March 1993 Vista-Italy entered into an agreement with LVCI to resolve certain disputes between the two companies. The agreement provided for the termination of the May 1991 territorial agreement between Vista-Italy and LVCI. Under the terms of the agreement, Vista-Italy agreed to repurchase 287,500 shares of its common stock originally issued to LVCI with a $1,100,000 (LIT1,874,400) nonrecourse note due March 20, 1996 with interest at 4.5% per year payable on maturity. Vista-Italy was to receive 75,000 shares of LVCI common stock (yet to be received) and 100,000 warrants to purchase 100,000 shares of LVCI common stock at an exercise price of $6.00 per share (yet to be exercised). The note was to be collateralized by 137,500 shares of LVCI common stock currently held by Vista-Italy and 100,000 warrants. Until the note was paid in full, Vista-Italy agreed to vest all voting power for any LVCI shares it owns with LVCI's Board of Directors. The agreement was to have resolved disputes over territorial marketing rights and would allow both companies to compete on a worldwide basis. The agreement further provided that Vista-Italy would cease using the Laser Vision Center name by December 31, 1993, with the exception of Italy and certain areas of England where it has 18 months to do so. In addition, Vista-Italy agreed to issue an option to LVCI to purchase up to 20% of Vista-Italy's outstanding common stock at a price of $4.00 per share through December 31, 1993.

On October 8, 1993, LVCI filed suit against Vista-Italy in the Circuit Court of St. Louis County, Missouri, requesting the termination of previous agreements between Vista-Italy and LVCI, collectively referred to as "the Agreement". On December 17, 1993, a default judgment was entered against Vista-Italy and made final on January 18, 1994; (a) terminating the Agreement between the parties on the basis of Vista-Italy's alleged breaches of its obligations; (b) awarding damages to LVCI in the amount of $175,000 (LIT298,200,000); and (c) requiring the return of the shares of LVCI common stock owned by Vista-Italy. The judgment terminates and rescinds

                    VISTA TECHNOLOGIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


the provisions of an agreement between Vista-Italy and LVCI. While management believes that Vista-Italy will ultimately prevail in the matter, it was determined during September 1994 that Vista-Italy could not be assured of a favorable outcome. Under the provisions of Financial Accounting Standards Board Statement No. 5, the Company was required to record the effects of the judgment in its financial statements, and recorded the following: (1) the 287,500 shares of Vista-Italy's common stock issued to LVCI were canceled (see Note 1(D)); (2) the 200,000 shares of LVCI's common stock held by Vista-Italy were returned; and
(3) a liability in the amount of LIT298,200,000 (approximately $175,000) payable to LVCI by Vista-Italy for damages awarded to LVCI was recorded (see Notes 12 and 18).

NOTE 12 - NOTES PAYABLE

As of December 31, 1993 the Vista-Italy owed $50,000, plus interest of $2,876, to the underwriter. During 1995 the Company paid off the loan. Vista-Italy has agreed to pay certain operating expenses of the Company totaling $50,000 as repayment to the Company.

The Company owed approximately $175,000 (LIT298,200,000) to LVCI as a result of the default judgment entered against the Company (see Note 11).

NOTE 13 - LONG-TERM DEBT

Long-term debt consists of the following as of March 31, 1995:


Note payable to unrelated third party;
interest accrued monthly at annual
rate of 10%; payments due quarterly of
LIT34,457,489; maturity date January
10, 1999; collateralized by laser
equipment. Company is required to
carry insurance to cover the laser in
the event of loss, damage, etc.                            $ 430,597

Note payable to an unrelated third
party; interest accrued monthly at an
annual rate of 10%; payments of $6,789
due monthly; maturity date June 30,
1999; collateralized by laser
equipment.
                                                             277,491
                                                           ---------
                                                             708,088
   Less current portion                                     (172,504)
                                                           ---------
                                                           $ 535,584
                                                           =========


Future maturities of long-term debt are as follows for the years ended March 31:


          1996                         $172,504
          1997                          178,356
          1998                          184,820
          1999                          156,091
          2000                           16,317
                                       --------
                                       $708,088
                                       ========

                    VISTA TECHNOLOGIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 14 - LEASES

EQUIPMENT AND VEHICLES
The Company leases equipment and a vehicles under operating leases expiring from September 1995 through October 1996. Total rent expense under these leases was $47,916 (LIT76,794,000), $5,594 (LIT11,536,000) and $22,377 (LIT46,144,000) for
the year ended March 31, 1995, the three months ended March 31, 1994 and the year ended December 31, 1993, respectively.

OFFICE
During the year ended March 31, 1995 the Company leased office space in New York, New York on a month-to-month basis. Total rent expense was $3,440 for the year ended March 31, 1995.

LASER CENTERS
During February 1992 the Company opened its first laser center at Casa di Cura San Carlo, a private clinic located in Paderno Dugnano, Italy (the San Carlo Center). The San Carlo Center operates one excimer laser system. The facility includes preoperative preparation and postoperative recovery areas, a fully equipped examining room, a waiting room and offices in which administrative activities are performed. The private clinic supplies the San Carlo Center with a nursing staff which devotes time as may be required for the performance of refractive surgical procedures using the excimer laser system and also provides other personnel as needed.

In accordance with the lease agreement dated March 6, 1992, pursuant to which the private clinic leases space and provides personnel to the Malano Center, the Company has agreed to pay the private clinic LIT12 million per year through December 1994, LIT35 million per year from January 1995 through December 1997 and LIT20 million per year from January 1998 through December 2000 (approximately $7,487, $21,837 and $12,479, respectively) payable in equal installments semi-annually, and an amount equal to 30% of the Malano Center's annual billing in excess of LIT300 million (approximately $47,504 for the year ended March 31, 1995). In addition, the Malano Center shall reimburse the private clinic for the actual cost of the nursing staff assigned for its use and any medical or office supplies it uses. The agreement is automatically renewed every three years unless notification by either party is given at least six months prior to the expiration. Rent expense under this lease was approximately $54,991(LIT88,137,000), $1,909 (LIT3,000,000) and $7,637 (LIT12,000,000) for the
year ended March 31, 1995 the three months ended March 31, 1994 and the year ended December 31, 1993, respectively.

During March 1993, the Company opened a second laser center in Pisa, Italy (the Pisa Center). In accordance with the agreement dated February 22, 1993, pursuant to which the Company leases space from a private clinic, the Company has agreed to pay the clinic LIT30 million per year (approximately $18,717) plus 10% of the Pisa Center's annual billings between LIT100-400 million (approximately $6,239 to $24,957 for the year ended March 31, 1995) and 20% of the Pisa Center's annual billings in excess of LIT400 million, subject to adjustment after the first year.

                    VISTA TECHNOLOGIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 14 - LEASES (CONTINUED)

The agreement expires February 1996 and is automatically renewed every three years unless notification by either party is given at least six months prior to the expiration. Rent expense under this lease was approximately $35,910 (LIT57,555,000), $4,773 (LIT7,500,000) and $19,219 (LIT30,200,000) for the year ended March 31, 1995, the three months ended March 31, 1994 and the year ended December 31, 1993, respectively.

During November 1994 the Company opened a third laser center in Roma, Italy (the Roma Center). In accordance with the agreement dated November 28, 1994, pursuant to which the Company leases space from a director of the Company, the Company has agreed to pay the director LIT48 million per year (approximately $45,166), and an amount equal to 10% of the Roma Center's annual billings not to exceed LIT40,000,000 in 1995, LIT50,000,000 in 1996, LIT60,000,000 in 1997 and for the
remaining three years of the lease an amount to be negotiated. The agreement expires November 2000. Rent expense under this lease was approximately $2,496 (LIT4,000,000) for the year ended March 31, 1995.

During August 1995 the Company opened a fourth laser center in Malmo, Sweden (the Malmo Center). In accordance with the agreement dated February 12, 1995, pursuant to which the group of doctors provides facilities, personnel and administration to operate the Malmo Center, the Company has agreed to pay the group of doctors SEK4,900 for each PRK procedure up to 300 PRK procedures performed per year; SEK6,800 for each PRK procedure in excess of 300 PRK procedures up to 500 RPK procedures performed per year; and SEK7,500 for each PRK procedure in excess of 500 RPK procedures performed per year. The term of the agreement is three years, expiring May 15, 1998, which will automatically be renewed for three years unless notification by either party is given at least twelve months prior to expiration.

                    VISTA TECHNOLOGIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 14 - LEASES (CONTINUED)

The Company is required to maintain insurance covering all risks associated with the operation of the laser centers and has agreed to allow only medical and paramedical personnel who carry insurance coverage for the practice of their professions to have access to the laser centers and use of the excimer laser equipment. The Company has agreed to release the private clinics from liability for damages caused to patients by employees of the Company or physicians who use the facility, as a result of surgical procedures performed with the excimer laser equipment.

Commitments under these operating leases are as follows for the years ending March 31:

                              VEHICLES
                               AND                LASER
                             EQUIPMENT           CENTERS            TOTAL
                             ----------         --------           --------
              1996            $34,205           $ 70,504           $104,709
              1997              9,988             54,906             64,894
              1998               --               51,786             51,786
              1999               --               42,427             42,427
              2000               --               42,427             42,427
        Thereafter               --               42,427             42,427
                              -------           --------           --------

                              $ 4,193           $304,477           $348,670
                              =======           ========           ========


The above amounts are translated from Italian Lira to U.S. Dollars and from Swedish Krona to U.S. dollars using average rates in effect for the year ended March 31, 1995.

NOTE 15 - LITIGATION

In addition to litigation previously discussed in Note 11, the following litigation has occurred with LVCI.

On October 13, 1993 Vista-Italy filed suit against Green, Hoffman & Dankenbring
(GHD), the American Stock Transfer & Trust Company and LVCI in the Supreme Court of the State of New

                    VISTA TECHNOLOGIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

York, alleging that LVCI wrongfully refused to transfer a portion of the 200,000 shares of LVCI common stock (LVCI shares) free of restrictive legend. Vista-Italy is seeking an injunction against LVCI to remove the restriction on the LVCI shares and $2,000,000 in damages from LVCI and GHD. In January 1994, GHD and LVCI moved to dismiss the complaint. On April 22, 1994, Vista-Italy responded to this motion and moved for summary judgment. The summary judgement to dismiss the suit was granted and the matter has been dismissed.

On November 1, 1993 Vista-Italy filed suit in the Court of Chancery of the State of Delaware against LVCI and its chairman and chief executive officer, alleging that LVCI wasted assets in purchasing stock from a former stockholder of LVCI and awarded five franchises at no cost to such person. LVCI has filed a motion to dismiss the lawsuit which is now pending. Vista-Italy and its legal counsel are unable to determine the outcome of this litigation.

NOTE 16 - INCOME TAXES

The Company files a separate U.S. federal income tax return for its domestic operations and income tax returns in Italy, United Kingdom, Netherlands and Sweden for its foreign operations. The subsidiaries located in Italy, United Kingdom, Netherlands and Sweden compute taxes at rates in effect in those countries and become payable when assessed. Deferred federal income taxes are not provided on the undistributed earnings of its foreign subsidiaries to the extent the Company intends to permanently reinvest such earnings in Italy, the United Kingdom, Netherlands and Sweden.

The Company has recorded a deferred tax asset account and related valuation allowance for the year ended March 31, 1995 as follows:


         Deferred tax asset                           $ 969,800
         Valuation allowance                           (969,800)
                                                      ---------
         Amount expected to be realized               $   -
                                                      =========


The deferred tax assets and liabilities have been netted to reflect the tax impact of temporary differences. The Company has not recorded a deferred tax asset at March 31, 1995 since it is more likely than not that the tax assets will not be realized.

Prior to 1995, the Company has incurred only losses from its domestic operations and has incurred no United States income taxes for the period reported. The Company has available for United States federal income tax purposes approximately $6,354,370 of net operating loss carryforwards expiring from 2007 through 2010.

Vista-Italy has net operating losses of approximately $1,784,000 expiring in years 1994 through 1999. Vista-UK has net operating losses of approximately $308,000 which have no expiration date. Vista-Sweden has net operating losses of approximately $125,000 which have no expiration date. These losses will be subject to separate return loss year rules.

NOTE 17 - FOREIGN SEGMENT OPERATIONS

The Company's operations are in a single industry, the subsidiaries provide PRK treatments and laser surgical procedures to patients through the establishment and operation of eye clinics.

The Company operates only in Europe. The Company is located in the United States, however, all of the operating assets are located in Italy, United Kingdom, Sweden and the Netherlands.

                    VISTA TECHNOLOGIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 17 - FOREIGN SEGMENT OPERATIONS (CONTINUED)

Included in the accompanying consolidated financial statements are the following amounts for the European operations.

                                                             MARCH 31, 1995
                         --------------------------------------------------
                  Cash                                         $  410,139
                  Accounts receivable                             211,417
                  Accounts receivable, related party               99,293
                  Prepaid expense                                  68,167
                  Other current assets                             12,538
                  Investment in securities                        145,216
                  Property and equipment, net                   1,439,530
                  Other assets                                    182,077
                                                               ----------

                                                               $2,568,377
                                                               ==========

                                                         YEAR ENDED
                                                       MARCH 31, 1995
                                                       --------------

                  Revenues                               $1,349,841
                  Expenses                                2,383,748
                            ---------------------------------------
                  (Loss) from operations                 (1,033,907)
                  Equity investee (loss)                   (147,506)

                  Net (loss)                            $(1,181,413)
                             ======================================


Balance sheet data for the European operations have been translated to U.S. dollars using the applicable foreign currency exchange rate as of March 31, 1995 and the statement of operations data have been translated to U.S. dollars using the applicable average exchange rate for the year ended March 31, 1995. The Company began acquiring its European subsidiaries on March 31, 1994. The results of operations of each subsidiary from the date of acquisition are included in the statement of operations for the year ended March 31, 1995.

                    VISTA TECHNOLOGIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 - SUPPLEMENTAL INFORMATION TO CONSOLIDATED STATEMENTS OF CASH
          FLOWS FOR DISCLOSURES AND NONCASH INVESTING AND FINANCING ACTIVITIES


                                                                  FOR THE YEAR      FOR THE THREE      FOR THE YEAR
                                                                      ENDED          MONTHS ENDED          ENDED
                                                                    MARCH 31,          MARCH 31,        DECEMBER 31,
                                                                      1995               1994             1993
                                                                 -------------      -------------      -----------
The Company issued stock for cash received after
March 31, 1994                                                    $        --         $1,132,152        $      --
                                                                  ===========         ==========        =========

Stock issued to acquire Vista-Italy in stock
exchange transaction                                              $        --         $2,603,782        $      --
                                                                  ===========         ==========        =========

Stock issued to acquire Vista-UK in stock
exchange transaction                                              $        --         $  500,000        $      --
                                                                  ===========         ==========        =========

Deferred offering costs included in
accrued expenses                                                  $        --         $  391,296        $      --
                                                                  ===========         ==========        =========

Note payable acquired as part of acquisition
of Vista-UK                                                       $        --         $   38,000        $      --
                                                                  ===========         ==========        =========

Long-term debt issued to acquire
laser equipment                                                   $   901,112         $       --        $      --
                                                                  ===========         ==========        =========

Common stock issued to acquire MDRI                               $ 3,557,554         $       --        $      --
                                                                  ===========         ==========        ==========

Note payable to acquire assets of Klara Clinic                    $   286,000         $       --        $      --
                                                                  ===========         ==========        ==========

Common stock issued to retire note payable
issued to acquire assets of Klara clinic                          $   286,000         $       --        $      --
                                                                  ===========         ==========        ==========

Rescission and cancellation of stock issued
to acquire investment in LVCI (Note 11)                           $   968,907         $       --        $      --
                                                                  ===========         ==========        ==========

Note payable issued to LVCI for legal
settlement (Note 11)                                              $   175,618         $       --        $      --
                                                                  ===========         ==========        ==========

Cash paid during period for taxes                                 $        --         $      729       $      729
                                                                  ===========         ==========        ==========

Cash paid during the period for interest                          $     9,781         $       --       $       --
                                                                  ===========         ==========        ==========

                    VISTA TECHNOLOGIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 19 - FOURTH QUARTER ADJUSTMENTS

During the fourth quarter of 1995, the Company recorded the following year-end adjustments which it believes are material to the results of that quarter:


     Extraordinary loss from advanced funds
          for incomplete acquisition                         $5,642,887
     Impairment of goodwill                                   3,825,990
     Accrual of payroll and payroll taxes                       113,836
                                                             ----------

                                                             $9,582,713
                                                             ==========


NOTE 20 - SUBSEQUENT EVENTS

In addition to the subsequent events discussed throughout the notes to the consolidated financial statements, the following subsequent events have occurred.

(A)  AMENDMENT TO ARTICLES OF INCORPORATION
Effective September 12, 1995 the Company's Board of Directors amended the Company's Articles of Incorporation, which was approved by the stockholders on July 11, 1995, to reflect a decrease in the authorized number of shares of common stock from 75,000,000, par value $.001, to 15,000,000, par value $.005, and the completion of a one share for five shares reverse stock split of the Company's common stock. As a result, any fractional shares will be rounded up to the nearest full share (see Note 2).

(B)  RESCISSION OF MDRI ACQUISITION
On July 7, 1995, the Company notified MDRI, the MDRI principal stockholders and the MDRI 8% promissory noteholders that it rescinded all transactions contemplated by the MDRI Stock Agreement and the MDRI Agreement among the Company, MDRI and the MDRI principal stockholders (see Note 8). The Company's reasons for rescinding the MDRI Stock Agreement and the MDRI Agreement include alleged fraud, intentional misconduct, breach of fiduciary duties, misrepresentation of material facts and failure of MDRI and its principal stockholders to satisfy conditions to the obligations of the Company under the MDRI Agreement. As a result, the Company cancelled 1) the 200,000 shares of its common stock and the 100,000 Class A Warrants issued to the foreign investors;
2) the promissory notes totaling $1,400,000 issued to the MDRI stockholders; 3) the 67,800 shares of its common stock issued to terminate employment and consulting agreements; 4) the obligation to issue 67,617 share of its common stock upon completion of the exchange stage of the MDRI agreement; 5) the obligation to issue 60,000 shares of its common stock to secure certain MDRI indebtedness; and 6) the Company's 8% convertible promissory notes and Class A Warrants issued under the Exchange Offer.

                    VISTA TECHNOLOGIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 20 - SUBSEQUENT EVENTS (CONTINUED)

As a result of the rescission, the Company owns 2,794,340 shares of MDRI common stock, or a 40.1% ownership interest, which was acquired for consideration valued at $5,407,554, which was comprised of $1,850,000 in cash and $3,557,554 ($10.00 per share) in the Company's common stock (see Notes 1(B) and 1(G)).

Because the Company never had the ability to influence the financial and operating activities of MDRI, the Company's 40.1% investment in MDRI was recorded using the cost method of accounting. In addition, the Company made advances totaling $235,333 to fund the operations of MDRI and its subsidiaries during 1995 (see Note 1(B)).

As of March 31, 1995, the Company's investment in MDRI of $5,407,554 and advances made to MDRI and its subsidiaries of $235,333 have been written off to reflect a permanent impairment due to the deterioration of MDRI's financial condition. As a result, the Company recorded an extraordinary loss of $5,642,887 for the misappropriation of advances made to MDRI and the investment in MDRI for the year ended March 31, 1995.

(C)  REDEEMABLE COMMON STOCK
On June 30, 1995 the Company paid $277,777 (SEK2,000,000) to redeem 25,640 shares of the Company's redeemable common stock and 25,640 Class A Warrants from an unrelated third party which were originally issued to acquire the assets of the PRK surgical center in Sweden (see Note 1(F)). To date, there are no shares of redeemable common stock outstanding.

(D)  CONSULTING AGREEMENT
Effective May 8, 1995 the Company entered into a consulting agreement expiring on or about July 7, 1995 with an unrelated third party to provide accounting services for total compensation of $16,000.

(E) 1995 REGULATION S PRIVATE PLACEMENT FOR 12% CONVERTIBLE PROMISSORY NOTES
On June 15, 1995, the Company offered 12% convertible promissory notes (the Notes) in an aggregate principal amount of $277,777 to a limited number of foreign investors under a Regulation S private placement offering of securities. The notes were acquired by the prior president and chief executive officer (LP) and an affiliate of its acting chief executive officer (JL).

The Notes mature June 15, 1998 and bear interest at 12% per annum payable semi-annually beginning December 31, 1995 until paid in full. The Company has the option to redeem the Notes in whole or in part for prepayment after June 15, 1996. As of November 20, 1995 the Company received proceeds of $277,777 from the offering which were used to redeem 25,640 shares of the Company's redeemable common stock and 25,640 Class A Warrants as discussed at Note 20(C).

                    VISTA TECHNOLOGIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 20 - SUBSEQUENT EVENTS (CONTINUED)

The Notes are convertible, at the option of the holder, at any time through the second business day prior to the maturity date of June 15, 1998, or the optional redemption date of June 15, 1996, to convert the principal amount and accrued interest on the Notes into shares of the Company's common stock at a conversion price of $5.00 per share of the Company's common stock. The Company has the option to elect to pay the accrued interest on the Notes in cash in lieu of converting the accrued interest into shares of the Company's common stock.

The Notes are collateralized by 51% of the issued and outstanding shares of Vista-Sweden common stock. The shares of Vista-Sweden common stock representing the collateral will be held in escrow for the benefit of the noteholders.

In connection with these Notes, Vista-Sweden has 1) an obligation to repay each noteholder, for the benefit of the Company, an amount equal to the original proceeds of the Note plus accrued interest at 12% under the same terms as the Notes and 2) a royalty agreement with each noteholder commencing on June 1, 1995 and expiring on May 31, 1998. Under the royalty agreements, Vista-Sweden will pay royalties equal to $92 for each "incremental PRK procedure" performed by Vista-Sweden PRK surgical centers during the three years ended May 31, 1996, 1997 and 1998. Incremental PRK procedures will be determined for each of the three years ended May 31, 1996, 1997 and 1998 as follows:

     A) The number of PRK and other laser surgical procedures (PRK procedures) in excess of the first 800 PRK procedures performed during the year ended May 31, 1996;

     B) the number of PRK procedures performed during the year ended May 31, 1997 that exceed the number performed during the year ended May 31, 1996; and

     C) the number of PRK procedures performed during the year ended May 31, 1998 that exceed the number performed during the year ended May 31, 1997.

Each noteholder will receive royalties equal to the percentage which the original principal amount of his note bears to the aggregate original principal amount of all the Notes. Royalties will be calculated and paid within 45 days after the end of each of the three years ending May 31, 1996, 1997 and 1998.

Principal and interest on the Notes and any royalties under the royalty agreements will be paid first from cash flows generated from the operations of Vista-Sweden.

                    VISTA TECHNOLOGIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 20 - SUBSEQUENT EVENTS (CONTINUED)

(F)  INVESTMENT IN VISTA LASER CENTERS OF MICHIGAN, INC.
In November 1995, the Company issued 200,000 shares of its common stock in exchange for 200,000 shares of 5% Series B convertible preferred stock in Vista Laser Centers of Michigan, Inc. ("VLC-MI"). VLC-MI is a development stage enterprise organized on June 30, 1995 with initial cash capitalizations through December 31, 1995 of $129,500 contributed by third parties to establish, own and manage laser vision correction centers in Southern Ontario and Michigan. To date, the activities of VLC-MI have consisted primarily of market research, seeking affiliations and negotiating agreements with experienced vision care professionals in the United States and Canada, and negotiating to acquire equipment for establishing a laser vision correction center in Windsor, Ontario after an initial public offering of its securities has been completed.

VLC-MI plans an initial public offering of its 10% Series A convertible preferred stock in 1996 and will not be able to commence active business operations until and unless funding from a planned initial public offering has been obtained. The Company's equity interest in VLC-MI represents approximately 61% of VLC-MI's currently outstanding voting stock and is convertible into 200,000 shares of VLC-MI common stock, or approximately 31% of VLC-MI's existing equity on a fully diluted basis. The Company has granted an irrevocable proxy to vote 180,000 of the Company's Series B preferred shares of VLC-MI to the Chief Executive Officer of VLC-MI for the term of his employment by VLC-MI, up to a maximum of 5 years following an initial public offering by VLC-MI, and the Company's President, has been elected to the VLC-MI board of directors. A registration statement for a planned underwritten public offering by VLC-MI will be filed with the Securities and Exchange Commission in January 1996. If the planned public offering is successful, the company's interest in VLC-MI after a public offering of approximately $3 million would be reduced to 21% of the voting capital stock and approximately 16% of the common equity in VLC-MI on a fully diluted basis. The Company has entered into a Consulting Services Agreement to provide certain consulting services to VLC-MI relating to laser vision developments in Europe, location of additional sites for VLC Centers, financing, accounting and legal advice. In exchange for such services, the Company will receive 5% of the VLC-MI's revenues attributable to charges to health care professionals for the use of VLC-MI's equipment and support services, less a credit to VLC-MI of $5,000 per month. The Consulting Services Agreement is for a term of ten years from the date of an initial public offering by VLC-MI, and is automatically renewed thereafter for periods of five years unless either party provides six months' prior notice of an intent not to extend the term. Rights to the service mark "Vista Laser centers" are owned by the Company and have been licensed to VLC-MI in perpetuity for no additional consideration on a non-exclusive basis.

                    VISTA TECHNOLOGIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 20 - SUBSEQUENT EVENTS (CONTINUED)

(F)  INVESTMENT IN VISTA LASER CENTERS OF MICHIGAN, INC. (CONTINUED)
Should the planned public offering and initial business activities of VLC-MI prove successful, the Company expects to expand its involvement in laser vision correction services in the United States by participating with other investors in organizing additional companies under the Vista Laser Centers name at other regional locations in North America. The Company has filed trademark applications in the United States and Canada to register the service mark "Vista Laser Centers" (TM) and has organized a subsidiary for the purpose of holding the Company's investments in VLC-MI and any other entities formed to develop laser vision centers in North America.

(G)  COMMON STOCK EXCHANGE AGREEMENT
In order to induce a stockholder to advance $100,000 under a deed of debenture to MICRA, the Company entered into an exchange agreement on June 28, 1995 with the stockholder. The exchange agreement provides the stockholder with the option of exchanging the unpaid principal and interest of the debenture for fully paid and nonassessable shares of the Company's common stock issued under Regulation S at a conversion price of $1.25 per share at any time prior to repayment of the debenture by MICRA.

(H)  EMPLOYMENT TERMINATION AGREEMENTS:

     PRESIDENT AND CHIEF EXECUTIVE OFFICER - LP
     On July 5, 1995 the Company entered into a termination agreement with LP which 1) acknowledges LP's resignation as an executive officer and member of the Company's board of directors (see Note 20(J)); 2) acknowledges LP's continuation as managing director and chief executive officer of the Company's European operations; and 3) provides for a settlement of all obligations between the Company and LP under previous employment agreements (Note 8). Pursuant to this agreement, the Company issued 16,000 shares ($5.00 per share) of its common stock in payment of approximately $80,000 of unreimbursed expenses owed to LP at the time of his resignation. In addition, the agreement stipulates that stock options previously granted to LP were to expire according to their terms (see Note 20(L)).

     PRESIDENT AND CHIEF EXECUTIVE OFFICER - DC
     On June 7, 1995, the Company entered into a termination agreement with DC which acknowledges DC's resignation as president and chief executive officer and a member of the Company's board of directors effective June 1, 1995 (see Note 20(J)) provides for a settlement of all obligations between the Company and DC under a previous employment agreement (Note 8).

                    VISTA TECHNOLOGIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 20 - SUBSEQUENT EVENTS (CONTINUED)

     PRESIDENT AND CHIEF EXECUTIVE OFFICER - DC (CONTINUED)
     Pursuant to this agreement, the Company issued 4,000 shares of its common stock valued at $20,260 ($5.07 per share) and paid $8,740 in cash to satisfy unreimbursed expenses owed to DC. The agreement provides that the Company will repurchase the 4,000 shares, at DC's option, for a price equal to the $20,260 plus simple interest accrued from June 1, 1995 after the "option event" has occurred (Put Option). The "option event" is defined as the date the Company has completed a private or public financing for cash of at least $1,000,000 in gross proceeds or January 31, 1996 if a private or public offering is not completed. The Put Option will expire if not exercised within six months after notification that the option event has occurred. The Company also issued 5,000 shares ($10.00 per share) of its common stock in settlement of the $50,000 one-time hiring bonus provided by the employment agreement. In addition, the agreement stipulated that stock options previously granted to DC were to expire according to their terms (see Note 20(L)).

(I)  ACQUISITION OF VISTA-ITALY COMMON STOCK
During May 1995 and October 1995, the Company issued 8,000 and 8,396 shares of its common stock valued at $4,000 and $4,198 respectively (each at $0.5 per share) to acquire a total of 80,000 additional shares of Vista-Italy common stock. Both transactions were executed pursuant to Regulation S exchange agreements. At October 1995, the Company has a 73.48% ownership interest in Vista Italy.

(J) RELATED PARTY TRANSACTIONS
Effective June 1, 1995 the new chief executive officer and president, DC, resigned his position as an officer and a director of the Company (see Note 20
(H)). In addition, the chief executive officer of European operations resigned his position as an officer of the Company effective June 1, 1995 and as a director of the Company effective July 4, 1995 (see Note 20 (H)).

On June 9, 1995 the Board appointed an acting chief executive officer and president of the Company (an affiliate (JL) of stockholders of the Company) and an acting chief financial officer of the Company (TM).

                    VISTA TECHNOLOGIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 20 - SUBSEQUENT EVENTS (CONTINUED)

(K) CLOSURE OF VISTA-UK
Effective June 1, 1995, the Company abandoned its Vista-UK operations for the following reasons: 1) the Company no longer had the ability to continue funding the PLEC clinic; 2) the market for PRK procedures in the United Kingdom had become prohibitively competitive; and 3) the Company would have had to incur set-up costs to relocate the PLEC clinic and laser from facilities previously provided by Optika rent free. The Company estimates that Vista-UK will incur losses totaling approximately $200,000 (approximately (pound)123,000) for the period from March 31, 1995 until Vista-UK is dissolved.

(L)  STOCK OPTIONS
During June 1995 options to purchase 12,000 shares were granted at a option price of $10.00 per share.

On July 28, 1995 options to purchase 6,000 shares, which had been granted to the chief financial officer, expired as a result of his termination (see Note 8).

On September 1, 1995 options to purchase 26,000 shares, which had been granted to the new president and chief executive officer expired as a result of his termination (see Note 20(H)).

On September 30, 1995 options to purchase 9,000 shares, which had been granted to officers of Vista-UK, expired as a result of their termination.

On October 4, 1995 options to purchase 24,000 shares, which had been granted to the executive officer of European operations, expired as a result of his termination (see Note 20(H)).

On June 1, 1995 options to purchase 12,000 shares, which had been granted to the new president and chief executive officer, expired as a result of his termination (see Note 20(H)).

On July 7, 1995 options to purchase 12,000 shares, which had been granted to the chief executive officer of European operations, expired as a result of his termination (see Note 20(H)).

(M)  LITIGATION
On July 4, 1995 CS, the former managing director of Vista-UK, asserted claims against Vista-UK and the Company for unpaid compensation totaling (pound)84,432 (approximately $136,900) under the terms of his employment agreement and the guaranty agreement (see Note 8).

                    VISTA TECHNOLOGIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 20 - SUBSEQUENT EVENTS (CONTINUED)

(N)  COMMON STOCK WARRANTS
On June 11, 1994 the Company issued 7,000 Class A Warrants to a chief executive officer and president of the Company, DC. Under a contractual obligation, the Company paid a cash payment of $35,000 on June 1, 1995 and cancelled the 7,000 Class A Warrants.

(O)  TRADING SECURITIES
During May 1995, Vista-Parent received net proceeds of $161,000 from sales of trading securities held on March 31, 1995 resulting in realized losses of $81,000.

During June 1995 Vista-Parent received net proceeds of $90,000 from sales of trading securities held on March 31, 1995 resulting in realized losses of $72,000.

(P)  ISSUANCE OF COMMON STOCK/RELATED PARTY TRANSACTIONS
During December 1995, the Company issued 925,000 shares of its common stock valued at $1,470,000 ($1.59 per share) for advances from foreign investors and corporate officers to sustain the Company's operations from June 1995 through December 1995. In addition, the Company issued an additional 75,000 shares of its common stock valued at $37,500 ($.50 per share) to compensate its three corporate directors for their services during the last half of calender 1995.

(Q)  RESERVATION OF COMMON STOCK
In December 1995, the Company decided to reserve shares of its common stock for sale in future private placements as follows:

     A)   1,000,000 shares reserved to finance the Company's operations in 1996.

     B) 2,000,000 shares reserved to acquire equity interests in additional Laser Vision Correction Centers sponsored by the Company.